Filed pursuant to Rule 424(b)(5)

Registration No. 333-257567

Prospectus Supplement No. 2

(To Prospectus Dated July 13, 2021)

Up to $15,338,547.74 of Shares

HYCROFT MINING HOLDING CORPORATION

Class A Common Stock

This prospectus supplement amends and supplements the information in our prospectus, dated July 13, 2021 (the “Prospectus”), and the prospectus supplement, dated June 2, 2023 (the Prospectus Supplement No. 1”), each of which were filed pursuant to our registration statement on Form S-3 (File No. 333-257567) (the “Registration Statement”). This prospectus supplement should be read in conjunction with the Prospectus and Prospectus Supplement No. 1, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prospectus Supplement No. 1. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

This prospectus supplement is being filed in connection with our previously announced “at-the-market offering” program, and to update the remaining amount of shares of our Class A common stock, par value $0.0001 per share (our “common stock”), that we may issue and sell from time to time through or to B. Riley Securities, Inc. (the “Agent”) as sales agent or principal, pursuant to the terms of our previously announced At Market Issuance Sales Agreement, dated March 15, 2022, between us and the Agent (the “Sales Agreement”).

We are filing this prospectus supplement to amend the Prospectus to update the amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. On March 14, 2024, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2023, we became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we may offer and sell common stock having an aggregate offering price of up to $15,338,547.74 from time to time through or to the Agent.

Our common stock is listed on the Nasdaq Stock Market, or Nasdaq, under the symbol “HYMC”. The market prices and trading volume of shares of our common stock have recently experienced and may continue to experience extreme volatility, which could cause purchasers of our common stock to incur substantial losses. As of March 18, 2024, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $46,015,643.22, which was calculated based on 18,480,178 shares of our common stock outstanding held by non-affiliates as of March 15, 2024 and at a price of $2.49 per share, the last reported sale price for our common stock on March 15, 2024. As of the date hereof, we have not offered and sold any common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves risks. See “Risk Factors” in the Prospectus and the Prospectus Supplement No. 1, as well as those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents we filed with the Securities and Exchange Commission (the “SEC”) that we incorporate herein by reference.

Neither the SEC, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this prospectus supplement is March 18, 2024.